UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2011

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3975 Freedom Circle, Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 454-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 – Submission of Matters to a Vote of Security Holders.

NetLogic Microsystems, Inc. (the “Company”) held a Special Meeting of Stockholders on November 22, 2011 (the “Special Meeting”). The final voting results on each of the matters submitted to a vote of the Company’s stockholders at the Special Meeting are set forth below. Each matter is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 21, 2011.

Proposal 1: The vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 11, 2011, by and among the Company, Broadcom Corporation and I&N Acquisition Corp. (the “Merger Agreement”), was as follows:

For	Against	Abstain	Broker Non-Votes
55,623,503	170,711	42,954	0

The stockholders approved the proposal to adopt the Merger Agreement.

Proposal 2: The vote on the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement was as follows:

For	Against	Abstain	Broker Non-Votes
52,914,169	2,904,232	18,767	0

The stockholders approved the proposal to adjourn the Special Meeting, if necessary, in the event there were not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Proposal 3: The vote to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger was as follows:

For	Against	Abstain	Broker Non-Votes
47,768,094	4,228,515	3,840,559	0

The stockholders approved on an advisory basis the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

Item 8.01 Other Events.

On November 22, 2011, the Company issued a press release announcing that the stockholders of the Company approved the proposal to adopt the Merger Agreement at the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Number	Title

99.1	Press Release dated November 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: November 22, 2011	By:	/s/ Mike Tate
Mike Tate Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Title

99.1	Press Release dated November 22, 2011.